Exhibit 10.19

REPUBLIC AIRWAYS HOLDINGS INC.

LONG-TERM INCENTIVE PLAN

1.	Purpose

The purpose of the Republic Airways Holdings Inc. Long-Term Incentive Plan (this “Plan”) is to promote the interests of Republic Airways Holdings Inc. (the “Company”) and its subsidiaries and affiliates through grants of cash-based incentive interests (“Incentive Interests”) to eligible employees of the Company in order to (i) provide such employees with a long-term interest in the economic success of the entities they support, (ii) drive performance related to the strategic initiatives of the Company and (iii) provide continuity in a rapidly changing environment.

2.	Administration

a.

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). Subject to the terms of the Plan, the Committee shall have full authority and discretion to:

(1)	select the employees who will participate in the Plan;

(2)	grant Incentive Interests to participants and establish time-based and/or performance-based vesting requirements (“Vesting Requirements”) applicable to such Incentive Interests;

(3)	compute the amount payable (“Award”) to any participant in accordance with the Plan;

(4)	adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable;

(5)	interpret conclusively the provisions of the Plan established under the Plan, and remedy any possible ambiguities, inconsistencies or omissions;

(6)	decide conclusively all questions of fact arising under the Plan, including the circumstances under which a participant’s employment with the Company terminated; and

(7)	make all other determinations necessary or advisable for the administration of the Plan.

b.	The Committee shall have authority to delegate such administrative duties as it may deem advisable to one or more of its members or to one or more employees or agents of the Company.

c.

All determinations and interpretations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the affected participants. Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of Awards need not be uniform, and may be made selectively among persons who are selected to participate in the Plan, whether or not such persons are similarly situated.

d.

No member of the Board or the Committee, nor any officer or employee of the Company or its subsidiaries acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan or any Award hereunder. The Company shall indemnify all members of the Board and the Committee and all such officers and employees acting on their behalf, to the extent permitted by law, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan.

3.	Eligibility and Participation

Participation in this Plan for any fiscal year is limited to officers at the level of senior vice president and above and such other key employees of the Company or any of its subsidiaries or affiliates who are selected by the Committee (or its delegate) to participate for that fiscal year. With the exception of officers at the level of senior vice president and above, selection to participate in one year does not guarantee participation in any subsequent year.

4.	Establishment of Incentive Interest and Vesting Requirements

a.

With respect to each fiscal year of the Company commencing on or after the Effective Date (as defined below), the Committee shall select the Plan participants for such fiscal year and establish in a written award agreement (the “Award Agreement”) the Incentive Interest and Vesting Requirements for each participant chosen to participate for such fiscal year. Payment of an Award under the Plan shall be contingent upon achievement of the Vesting Requirements established by the Committee. The Vesting Requirements may differ for different participants, whether or not they are similarly situated.

b.	The Incentive Interest shall be expressed as either a dollar amount or a percentage of the participant’s base salary in effect on the date the Committee establishes the Incentive Interest.

c.

The Vesting Requirements shall consist of time-based vesting conditions (the “Time-Vesting Portion”) and/or performance-based vesting conditions (the “Performance-Vesting Portion”) based on the achievement of Performance Goals (as defined below), as determined by the Committee and set forth in the applicable Award Agreement.

d.

The “Performance Goals” applicable to the Performance-Vesting Portion of a participant’s Incentive Interest will be based on one or more financial or strategic objectives determined by the Committee at the time the Incentive Interest is established and a targeted level of performance with respect to each such objective, as specified by the Committee in the applicable Award Agreement. The financial and/or strategic objectives and targeted levels may be established for the Company on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, as specified by the Committee. The Committee may condition payment of an Award on achievement of any single Performance Goal, or any one of several Performance Goals, or may require that two or more of the Performance Goals must be achieved as a condition to payment of an Award.

e.

The Committee may, in its discretion exercised in good faith and after reasonable consultation with senior management, make adjustments to the Performance Goals applicable to outstanding Incentive Interests to take account of extraordinary circumstances materially affecting the Company, which adjustments may apply to all participants or only designated participants whether or not similarly situated.

f.

The Committee, in its sole discretion, may waive the Vesting Requirements applicable to outstanding Incentive Interests in whole or in part, which waiver may apply to all participants or only designated participants whether or not similarly situated.

5.	Determination and Payment of an Award

a.

Promptly after the date on which the necessary information for a particular fiscal year becomes available, the Committee shall determine the extent to which the Incentive Interest of each participant has been earned, through the achievement of the relevant Vesting Requirements, during that fiscal year.

b.

Promptly after the Committee has determined the amount of an Award earned during a fiscal year (but in no event later than the March 15 following the end of such fiscal year), such Award shall be paid in cash in a lump sum. In the event of a participant’s death, amounts payable under the Plan shall be paid to the participant’s estate.

c.

Except as otherwise specifically set forth in any employment agreement between the participant and the Company or a subsidiary or affiliate thereof and notwithstanding the achievement of any Performance Goals established under the Plan, the Committee retains the right, in its discretion exercised in good faith and after reasonable consultation with senior management, to reduce some or all of the Performance-Vesting Portion of any Award that would otherwise be paid to a participant based on such factors as it deems appropriate, which reductions may apply to all participants or only designated participants whether or not similarly situated.

d.

Notwithstanding any other provisions in this Plan or an Award Agreement to the contrary, in the event that (a) the Company issues a restatement of financial results to correct a material error or misrepresentation, (b) the Committee determines, in good faith, that fraud or willful misconduct or negligence on behalf of a participant was a significant contributing factor to the need to issue such restatement, and (c) some or all of the Award paid prior to such restatement would not have been awarded or paid, as applicable, based upon the restated financial results, the Company shall be entitled to clawback such affected payments pursuant to applicable law and/or government regulation; provided, however, that Awards paid more than 2 years prior to such restatement shall not be subject to clawback unless fraud or willful misconduct or negligence on behalf of the participant was a significant contributing factor to the need to issue such restatement.

6.	Effect of Termination of Employment

a.

Except as otherwise provided in an applicable Award Agreement or employment agreement, upon a participant’s termination of employment with the Company (or subsidiary or affiliate) other than for Cause, the participant will be entitled to receive payment of his or her outstanding Awards, to the extent vested, at the same time that Awards for such fiscal year are paid to other participants in the Plan, and the unvested portion of all other outstanding Awards will be immediately forfeited upon termination of employment for no consideration.

b.

Upon a participant’s termination of employment with the Company (or subsidiary or affiliate) for Cause, all of the participant’s outstanding Awards will be immediately forfeited for no consideration, whether vested or unvested.

c.

For purposes of this Plan, “Cause” shall, with respect to a particular participant, have the definition provided in an employment agreement between the participant and the Company or a subsidiary or affiliate thereof, or in the absence of such definition, shall mean that the participant has (i) willfully refused to perform a material part of his or her duties, (ii) willfully failed to follow the direction of his or her supervisor, (iii) materially breached any applicable restrictive covenants concerning confidentiality, non-competition or non-solicitation, (iv) acted fraudulently or dishonestly in his or her relations with the Company, (v) committed larceny, embezzlement, conversion or any other act involving the misappropriation of Company funds or assets in the course of the participant’s employment, (vi) been indicted or convicted of any felony or other crime involving an act of moral turpitude or (vii) willful violation of any of the Company’s policies or procedures.

7.	Miscellaneous Provisions

a.

Right to Benefits. The sole interest of each participant under the Plan will be to receive the benefits provided herein as and when the same become due and payable in accordance with the terms hereof, and no participant will have any right, title, or interest in or to any of the specific assets of the Company. All benefits hereunder will be paid solely from the general assets of the Company, and the Company will not be required to maintain any separate fund or other segregated assets to provide any benefits hereunder. The rights of any participant hereunder will be solely those of a general unsecured creditor of the Company.

b.

Nonalienation of Benefits. Except as otherwise provided by law, no benefit, payment, or distribution under the Plan will be subject either to the claim of any creditor of a participant, or to attachment, garnishment, levy, execution or other legal or equitable process by any creditor of such person. Also, no participant will have any right to alienate, anticipate, or assign (either at law or in equity) all or any portion of any benefit, payment or distribution under the Plan, except pursuant to the laws of descent and distribution. In the event that any participant’s benefits are garnished or attached by order of any court, the Company may elect to bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid by the Plan. During the pendency of said action, any benefits that become payable may be paid into the court as they become payable, to be distributed by the court to the recipient as it deems proper at the close of said action.

c.

No Employment Rights. Neither participation in the Plan nor the grant of any Award under the Plan shall confer on any participant any right to continued employment for any period nor affect the Company’s right to terminate a participant’s employment at any time.

d.

Offset to Benefits. Any other provision of the Plan to the contrary notwithstanding, the Company may, if the Company in its sole and absolute discretion shall determine, offset any amounts to be paid to a participant under the Plan against any amounts which such participant may owe to the Company.

e.

Withholding. Payments under the Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability. Determinations by the Company as to the amount of such withholding shall be conclusive.

f.

Other Compensation Programs. Nothing in this Plan shall limit the authority of the Board to compensate employees of the Company and its subsidiaries, whether under plans currently in effect or by adopting additional compensation plans or arrangements.

g.

Section 409A. All Awards granted under the Plan are intended to satisfy the requirements of (or be exempt from) Section 409A of the Internal Revenue Code of 1986 (as amended) (“Section 409A”), and the provisions of the Plan and of any Incentive Interest granted under the Plan shall be construed in a manner consistent therewith. Specifically, any taxable benefits or payments provided under this Plan are deemed to be separate payments that qualify for the “short-term deferral” exclusion from Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the “involuntary separation pay” exclusion from Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if a participant is a “specified employee,” as determined by the Company within the meaning of Section 409A, as of the date his employment terminates, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following the date the participant’s employment terminates, shall be instead paid or provided on the first normal payroll day that is more than six months after the date the participant’s employment terminates Notwithstanding anything to the contrary contained in the Plan, in no event shall the Company or any of its subsidiaries or affiliates (or any agent thereof) have any liability to the participant or any other person due to the failure of an Award to satisfy the requirements of, or be exempt from, Section 409A. Each payment to be made with respect to an Award shall constitute a separate payment for purposes of Section 409A.

h.

Amendment and Termination. The Plan may be amended, suspended or terminated at any time by the Committee; provided, however, that no amendment may materially adversely affect the rights of a participant with respect to an outstanding Incentive Interest without such participant’s written consent. For the avoidance of doubt, the exercise of discretion by the Committee in accordance with the provisions of the Plan shall not constitute an amendment of the Plan.

i.	Controlling Law. The Plan shall be governed by the laws of the State of Indiana, without regard to its conflicts of laws principles.

j.	Effective Date. The Plan shall be effective as of January 1, 2017 (the “Effective Date”).

IN WITNESS WHEREOF, the Company has executed this Plan effective as of the Effective Date.

REPUBLIC AIRWAYS HOLDINGS INC.

By:	[●]
Name: [●]
Title: [●]